EXHIBIT H.1
                         PROPOSED FORM OF NOTICE

                    (Release No. 35-______; 70-9541)

                              FORM U-1
                 APPLICATION/DECLARATION UNDER THE
              PUBLIC UTILITY HOLDING COMPANY ACT OF 1935

WITH RESPECT TO THE PAYMENT OF DIVIDENDS, SHARE REPURCHASES AND SHARE ISSUANCES IN CONNECTION WITH RESTRUCTURING BY
NORTHEAST UTILITIES AND CERTAIN SUBSIDIARIES


_________________, 1999


     Northeast Utilities ("NU"), a public utility holding company registered under the Public Utility Holding Company Act of 1935, as amended ("the Act"), The Connecticut Light and Power Company ("CL&P"), Public Service Company of New Hampshire ("PSNH"), Western Massachusetts Electric Company ("WMECO"), and North Atlantic Energy Corporation ("NAEC"), each an electric utility subsidiary of NU, NU Enterprises, Inc. ("NUEI"), a sub-holding company over certain of NU's non-utility subsidiaries, Northeast Generation Company ("NGC"), Northeast Generation Services Company ("NGS"), Select Energy, Inc. ("SE"), HEC Inc. ("HEC"), and Select Energy Portland Pipeline, Inc. ("SEPPI"), each a direct subsidiary of NUEI and an indirect non-utility subsidiary of NU, Reeds Ferry Supply Co., Inc. ("Reeds"), Select Energy Contracting, Inc. ("SECI"), and HEC Energy Consulting Canada Inc. ("HEC Energy"), each a direct subsidiary of HEC and an indirect non-utility subsidiary of NU, Holyoke Water Power Company ("HWP"), an electric utility subsidiary of NU, and Holyoke Power and Electric Company ("HP&E"), a direct subsidiary of HWP and an indirect electric utility subsidiary of NU (collectively, the "Applicants"), have submitted an application/declaration (the "Application") pursuant to Sections 6(a), 7, 9(a),10 and 12(c) of the Act and Rules 26(c)(3), 42, 43, 44 and 46(a) thereunder. NU and WMECO are located at 174 Brush Hill Avenue, West Springfield, Massachusetts 01090, CL&P, NUEI, NGC, NGS, SE, and SEPPI are located at 107 Selden Street, Berlin, Connecticut 06037, PSNH and NAEC are located at 1000 Elm Street, Manchester, New Hampshire 03105, HEC and SECI are located at 24 Prime Parkway Natick, Massachusetts 01760, Reeds is located at 605 Front Street, Manchester, New Hampshire 03102, HEC Energy is located at 242 Simcoe Street, Niagara-on-the-Lake, Ontario, Canada LOS1J0, and HWP and HP&E are located at 1 Canal Street, Holyoke, Massachusetts 01040. CL&P, WMECO, PSNH and NAEC are collectively referred to herein as the "Utilities." NUEI, NGC, NGS, SE, HEC, Reeds, SECI, HEC Energy and SEPPI are collectively referred to herein as the "Competitive Subsidiaries."

    The Applicants seek Commission authorization for: (a) the payment of dividends to, and/or the repurchase of stock from, NU out of capital or unearned surplus by each of the Utilities and HWP and the payment of dividends to, and/or the repurchase of stock from, HWP out of capital or unearned surplus by HP&E; (b) the payments of dividends to, and/or the repurchase of stock from, NU, NUEI or HEC out of capital or unearned surplus by each of the Competitive Subsidiaries; (c) the payment of dividends to, and/or the repurchase of shares from, its shareholders out of capital or unearned surplus by NU; (d) the issuance of additional shares by NU to the extent necessary to fulfill its obligations under one or more forward stock purchase agreements; and (e) the payment by CL&P of dividends and/or the repurchase of stock out of capital or unearned surplus under the dividend covenant of its Mortgage Indenture. The Applicants state that the authorizations sought relate to the capital restructuring of the NU system in connection with electric utility deregulation and the related divestitures in the states in which NU's utility subsidiaries operate. The Applicants state that the proposed transactions will permit NU and its subsidiaries to use the proceeds of those divestitures and the related issuance and sales of rate reduction bonds to adjust their debt-to-equity ratios and reduce their collective and individual capitalizations in order to lower the rates charged their utility customers, to provide the Applicants with financing flexibility, and to maintain the value of investment in NU of its shareholders.

     The Applicants state that CL&P, PSNH, NAEC and WMECO are in the process of divesting their generating assets, and under the applicable laws in Connecticut, Massachusetts and New Hampshire, the proceeds of those divestitures are to be used to mitigate stranded costs. Similarly, the proceeds to CL&P, PSNH and WMECO from the sales of any rate reduction bonds and to NAEC from PSNH's buyout of its power contract will be used to reduce electric rates. As a result, those proceeds will not be recognized as earnings of the Utilities giving rise to earned surplus. The Applicants state that, as a result of these transactions, the Utilities will experience both a reduction in the amounts of their tangible assets and a substantial influx of cash, and the Applicants propose to use that cash to reduce their capitalizations, thereby reducing their capital revenue requirements. Each of the Utilities proposes to use a certain amount of the proceeds of these restructuring transactions to retire outstanding debt and preferred stock, to buy down existing power purchase agreements with independent power producers (except in the case of NAEC, which has no such power purchase contracts), and either to pay dividends to NU and/or to repurchase some of its common stock from NU. Since the proceeds are not recorded as earnings, the Utilities require approval to pay those dividends or make those repurchases out of capital or unearned surplus. In addition, the Applicants state, HWP and HP&E propose to pay dividends and/or repurchase stock out of unrestricted cash in excess of current or retained earnings which would be better arranged or deployed elsewhere in the NU system.

     Similarly, the Applicants state, the Competitive Subsidiaries anticipate that they will have unrestricted cash available from time to time for distribution in excess of their current or retained earnings. To facilitate the overall reduction in the NU system's capitalization related to electric utility restructuring, the Competitive Subsidiaries propose to use some of this unrestricted cash for the payment to NU, NUEI and HEC of dividends and/or the repurchase of stock from NU, NUEI or HEC. NU ultimately would use the proceeds of these transactions to reduce its capitalization.

     The Applicants state that NU plans to utilize a portion of the funds received from the Utilities and the Competitive Subsidiaries in the transactions described above to reduce its capital revenue requirements through the repurchase of its common shares and/or the payment of a dividend to its shareholders, and NU seeks Commission approval, to the extent required, for such share repurchases and/or dividends. The Applicants state that the payment by NU of the dividend and/or the repurchase by NU of its shares are required to effect the reduction in capitalization necessary to reflect the impact on the NU system of electric utility restructuring and provide the NU system and its customers and shareholders with the benefits described above.

     NU further anticipates entering into one or more forward stock purchase contracts (collectively, the "Forwards") with a third party to repurchase shares on NU's behalf. The Applicants state that the basic rationale for this transaction is NU's perception that its shares are relatively undervalued in the market and will rise in price in the future. Since NU does not yet have sufficient proceeds from the various restructuring transactions described above, the Applicants state, Forwards provide NU with a viable method of obtaining its own shares at anti-dilutive prices and with no balance sheet impact during the carrying period. The Applicants state that in a typical Forward transaction, a broker acting for NU will acquire a negotiated number of shares at market prices, hold them until a negotiated deadline, and then deliver them at the acquisition price (determined by one of a number of possible methods) to NU. Ultimately, and critical to the broker's own financial standing, the broker retains the right to sell out the position and charge the difference to NU should the market fall off be substantial. In order to settle a negative forward in shares, NU must have the lawful right to issue such shares, which it requests in the Application. NU estimates that it will need the ability to issue up to 8.5 million shares to compensate for the possibility of negative Forward settlements and accordingly requests permission to issue such shares in one or more transactions through the period ending December 31, 2001.

      In addition, the Applicants state that they have requested the Commission to exercise its reserved power as provided in the dividend covenant in CL&P's Mortgage Indenture, dated May 1, 1921, to the Banker's Trust Company as trustee, related to CL&P's first mortgage bonds so as to approve the payments of dividends and/or stock repurchases described above pursuant to the terms of that Indenture.

     The Applicants state that they intend to request the Commission's approval of all transactions described in the Application, whether under the sections of the Act and the rules thereunder enumerated therein or otherwise.

     The Application is available for public inspection through the Commission's Office of Public Reference. Any interested persons wishing to comment or request a hearing on the Application should submit their views in writing by ____________, 1999, to the Secretary, Securities and Exchange Commission, Washington D.C. 20549, and serve a copy on the Applicants at the addresses specified above. Proof of service (by affidavit or, in the case of an attorney at law, by certificate) should be filed with the request. Any request for hearing shall identify specifically the issues of fact or law that are disputed. A person who so requests will be notified of any hearing, if ordered, and will receive a copy of any notice or order issued in this matter. After said date, the Application as filed, or as it may be amended, may be permitted to become effective.

    For the Commission, by the Division of Investment Management, pursuant to delegated authority.
						____________________________________
							Secretary